Exhibit 99.1

Nutrition 21 Appoints Michael A. Zeher
President & Chief Executive Officer

Strong Domestic & International Management Experience

PURCHASE, NY, July 15, 2008 - Nutrition 21, Inc. (Nasdaq: NXXI) announced today that the Board of Directors effective July 14, 2008 appointed Michael A. Zeher as President & Chief Executive Officer and as a member of the Board.

Michael A. Zeher comes to Nutrition 21 with a distinguished record of consumer product success spanning more than 35 years in the health and personal care sectors. Mr. Zeher most recently served as President and Chief Executive Officer of Nutritional Laboratories International, Inc., recognized by Dun & Bradstreet and Entrepreneur Magazine as one of the fastest growing privately-held companies in the U.S. Prior to joining Nutritional Labs, Mr. Zeher was President and Chief Operating Officer of Pharmaceutical Formulations, Inc., a publicly-traded contract manufacturer of over 100 different types of solid-dose branded and private label over-the-counter pharmaceutical products. He also led the integration and growth of the company’s branded division platform, Konsyl, Inc., a premium marketer of OTC and nutraceutical products in the digestive health category. He has also served as President and Chief Executive Officer of Lander Co., Inc., a privately-held global manufacturer and marketer of personal care products. Earlier in his career Mr. Zeher held various management positions of increasing responsibility at industry leaders such as Johnson & Johnson and Marion Merrill Dow. Mr. Zeher is a graduate of Old Dominion University with a Bachelor of Arts degree in Business Administration.

“I am delighted to join the team at Nutrition 21,” said Mr. Zeher. “I believe this company is uniquely positioned to grow into a thriving and profitable business providing products to support active, healthy lives and improved cognitive function. Nutrition 21 has a history of developing efficacious products by effectively combining research, biotechnology, and strategic marketing partnerships. We will look to leverage that tradition with a strong corporate structure, financial discipline, a vision dedicated to taking this company to the next level of its development, and in creating sustainable shareholder value.”

"Nutrition 21 is indeed fortunate to introduce Mike Zeher as its new President and Chief Executive Officer,” said John Gutfreund, Chairman of the Board of Directors of Nutrition 21, Inc. “Mike's extensive experience in the nutritional supplement industry will enable him to set a clear course for the Company in the future.  Mike also knows well how to manage and motivate a small, entrepreneurial organization to get the maximum value out of every employee. Under his leadership, the Board fully expects that the Company will enjoy renewed growth, both in revenues and in profits.”

Peter Mann, a member of Nutrition 21’s Board of Directors added, “I would like to take this opportunity to publicly thank Mike Fink and Gerry Butler for the exceptional job they have done as interim Co-CEO's.  Mike and Gerry arrived on the job in late March 2008 and immediately set the Company on a new and exciting path. Under their leadership, Nutrition 21 is now focused on delivering positive EBITDA while continuing to grow top-line revenues in its key business segments.  We are all deeply grateful for their contributions.  Mike and Gerry will continue as executive officers in their new positions as Co-COOs and will work closely with Mike Zeher in his new position as President and CEO. I am also delighted that Mike Zeher is joining NXXI. I have known Mike for many years, and he is an individual with exceptional values and uniquely strong character."

In connection with the Company’s hiring of Mr. Zeher, he was awarded an inducement grant of an option to purchase 1,000,000 shares of common stock at $0.36 per share. The option vests (i) one-third on each of the first three anniversaries of July 14, 2008 provided Mr. Zeher is then employed by the Company, or (ii) if earlier, on his death or permanent disability while employed. The option will expire on the earlier of 89 days after termination of employment or July 13, 2018.

Contact:	For Investor Inquiries:
Joe Diaz
Lytham Partners, LLC
602-889-9700

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21’s portfolio of health and wellness brands include: Chromax®, Core4Life Advanced Memory Formula™, Diabetes Essentials™, Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief. The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 29,000 major food, drug and super center retailers as well as internationally. For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2007. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.
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